                                                FILED PURSUANT TO RULE 424(b)(5)
                                            REGISTRATION STATEMENT NO. 033-58365

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 5, 1995

[LOGO OF TRANSAMERICA]

                                 $150,000,000
                       Transamerica Finance Corporation
             Putable/Callable Senior Notes due September 17, 2011
                      Putable/Callable September 17, 2001

                               ---------------

The Putable/Callable Senior Notes due September 17, 2011, Putable/Callable September 17, 2001 (the "Notes") of Transamerica Finance Corporation (the "Company") bear interest from and including the date of issuance to, but excluding, September 17, 2001 (the "Floating Rate Period") payable quarterly on March 17, June 17, September 17, and December 17 of each year (each an "Interest Payment Date"), commencing December 17, 1998. If any Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date will be the next day that is a Business Day. During the Floating Rate Period, the rate of interest on the Notes will be reset quarterly and the rate of interest in effect for each Interest Period (as defined herein) will be the Three-Month LIBOR Rate (as defined herein) for such Interest Period plus 0.25%.

The Notes will be subject to mandatory purchase or repurchase from the holders on September 17, 2001, through either (i) the exercise of the Call Option (as defined herein) by the Callholder (as defined below) or (ii) in the event the Callholder does not exercise the Call Option or for any reason fails to purchase the Notes, the automatic exercise of the Put Option (as defined herein) by the Senior Trustee (as defined herein) on behalf of the holders. If Morgan Stanley & Co. International Limited, as Callholder (the "Callholder"), elects to purchase the Notes, the Notes will be acquired by the Callholder from the holders on September 17, 2001 (the "Coupon Reset Date") at 100% of the principal amount thereof (plus accrued and unpaid interest to be paid by the Company). If the Callholder for any reason does not purchase the Notes on the Coupon Reset Date, the Company will be required to repurchase the entire principal amount of the Notes from the holders thereof on the Coupon Reset Date at 100% of the principal amount thereof (plus accrued and unpaid interest to be paid by the Company) pursuant to the Put Option. See "Description of the Notes--Call Option; Put Option."

If the Callholder has elected to exercise the Call Option and purchases the Notes, the interest rate on the Notes will be reset to a fixed interest rate by the Option Calculation Agent (as defined herein) effective on the Coupon Reset Date and for the period from the Coupon Reset Date to, but excluding, September 17, 2011 pursuant to the Coupon Reset Process (as defined herein) and the Interest Payment Dates will be changed to March 17 and September 17 as described below under "Description of the Notes--Coupon Reset Process After the Floating Rate Period."

Ownership of the Notes will be maintained in book-entry form by or through The Depository Trust Company ("the Depositary"). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. The purchasers of the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON   THE  ACCURACY   OR  ADEQUACY  OF   THIS  PROSPECTUS
        SUPPLEMENT  OR  THE  PROSPECTUS   TO  WHICH  IT  RELATES.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Notes will be sold to the public at varying prices relating to prevailing prices at the time of resale to be determined by the Underwriters at the time of each sale. The net proceeds to the Company before deducting estimated expenses of $150,000 payable by the Company will be 101.8525% of the principal amount of the Notes ($152,778,750) which amount includes consideration for the Call Option, plus accrued interest, if any, from September 17, 1998. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the book-entry facilities of DTC on or about September 17, 1998.

                               ---------------
WARBURG DILLON READ LLC                             MORGAN STANLEY DEAN WITTER
                               ---------------

         The date of this Prospectus Supplement is September 10, 1998.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

                       TRANSAMERICA FINANCE CORPORATION

  Transamerica Finance Corporation is a wholly-owned subsidiary of Transamerica Corporation ("Transamerica"). Transamerica is a financial services organization which engages through its subsidiaries in commercial lending, leasing, life insurance and real estate services. Transamerica Finance Corporation includes Transamerica's commercial lending and leasing operations. Unless the context indicates otherwise, the term "Company" as used herein refers to Transamerica Finance Corporation and its subsidiaries.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

  The following summary of consolidated financial information of the Company and its consolidated subsidiaries should be read in conjunction with the detailed information and consolidated financial statements and notes thereto included in the documents incorporated herein by reference. The unaudited interim consolidated financial information reflects all adjustments consisting of normal accruals, which are in the opinion of the Company necessary for a fair presentation of the results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results for the entire year.

                                                                         SIX MONTHS
                                                                            ENDED
                                   YEAR ENDED DECEMBER 31,                JUNE 30,
                          --------------------------------------------- -------------
                           1993     1994     1995      1996      1997    1997   1998
                          ------  -------- --------  --------  -------- ------ ------
                                                                         (UNAUDITED)
                                           (DOLLARS IN MILLIONS)
Total revenues..........  $778.2  $1,023.6 $1,164.6  $1,206.5  $1,329.5 $655.7 $753.7
Interest and debt
 expense................   172.2     234.9    307.5     314.2     354.4  166.3  188.3
Depreciation on
 equipment held for
 lease..................   102.5     197.3    236.6     255.1     275.8  135.2  136.5
Salaries and other
 operating expenses.....   351.2     406.3    401.7     406.0     490.6  239.8  300.7
Provision for losses on
 receivables and assets
 held for sale..........    83.1      18.3     (4.0)     10.2      16.2    7.5   25.0
                          ------  -------- --------  --------  -------- ------ ------
Income from continuing
 operations before taxes
 and extraordinary item.    69.2     166.8    222.8     221.0     192.5  106.9  103.2
Income taxes............    33.6      67.2     91.0      81.7      74.3   40.7   39.0
                          ------  -------- --------  --------  -------- ------ ------
Income from continuing
 operations before
 extraordinary item.....    35.6      99.6    131.8     139.3     118.2   66.2   64.2
Income (loss) from
 discontinued
 operations.............    93.0      90.3     80.4     (45.2)    261.8  275.0
Extraordinary loss on
 early extinguishment of
 debt, net of applicable
 income tax benefit of
 $11.4 million..........   (23.1)
                          ------  -------- --------  --------  -------- ------ ------
Net income..............  $105.5  $  189.9 $  212.2  $   94.1  $  380.0 $341.2 $ 64.2
                          ======  ======== ========  ========  ======== ====== ======
Consolidated ratio of
 earnings from
 continuing operations
 to fixed charges (A)...    1.37      1.66     1.70      1.68      1.51   1.60   1.51

  NOTE A. The consolidated ratios of earnings from continuing operations to fixed charges were computed by dividing income from continuing operations before fixed charges and income taxes and extraordinary loss on early extinguishment of debt in 1993 by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

                                USE OF PROCEEDS

  The net proceeds to be received from the sale of the Notes will be used by the Company for general corporate purposes, which may include repayment of debt.

                           DESCRIPTION OF THE NOTES

GENERAL

  The following description of the terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of Senior Securities (as defined in the Senior Indenture) set forth in the accompanying Prospectus, to which description reference is hereby made.

  The Notes are to be issued as a series of debt securities under the Senior Indenture, dated as of April 1, 1991 (the "Senior Indenture"), between the Company and Harris Trust and Savings Bank, as trustee (the "Senior Trustee"), which is more fully described in the accompanying Prospectus.

  The principal amount of Notes will be limited to $150,000,000 and will mature on September 17, 2011 (the "Final Maturity Date"). On the Coupon Reset Date, the holders of the Notes will receive 100% of the principal amount thereof (plus accrued and unpaid interest to be paid by the Company) through either (i) the exercise by the Callholder of the Call Option or (ii) in the event the Callholder does not exercise the Call Option or fails for any reason to purchase the Notes, the exercise by the Senior Trustee for and on behalf of the holders of the Notes of the Put Option. The Senior Trustee will exercise the Put Option without the consent of, or notice to, the holders of the Notes.

  The Notes will bear interest based at the Three-Month LIBOR Rate (as defined below) plus 0.25% from the date of issuance to, but excluding, the Coupon Reset Date. If the Callholder elects to purchase the Notes pursuant to the Call Option, the Option Calculation Agent will reset the interest rate effective on the Coupon Reset Date, pursuant to the Coupon Reset Process described below. In such circumstance, (i) the Notes will be purchased by the Callholder, in whole but not in part, at 100% of the principal amount thereof on the Coupon Reset Date, on the terms and subject to the conditions described herein, and (ii) on and after the Coupon Reset Date, the Notes will bear interest at the fixed rate of interest determined by the Option Calculation Agent in accordance with the procedures set forth under "Coupon Reset Process" below (the "Coupon Reset Process").

  Interest will be payable on the Notes on each Interest Payment Date, commencing December 17, 1998, to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date").

  If the Callholder for any reason does not purchase the Notes on the Coupon Reset Date, the Senior Trustee will be required pursuant to the terms of the Notes to exercise the Put Option without the consent of, or notice to, the holders of the Notes and, upon such exercise, the Company will be required to repurchase the Notes from the holders thereof on the Coupon Reset Date at 100% of the principal amount thereof plus accrued and unpaid interest. See "Call Option; Put Option" below.

  The Notes will be issued in denominations of $1,000 and integral multiples thereof.

FLOATING RATE PERIOD

  During the Floating Rate Period, interest on the Notes will be payable on each Interest Payment Date, commencing December 17, 1998, except that if any Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date will be the next day that is a Business Day.

  During the Floating Rate Period, the rate of interest for each Interest Period is the Three-Month LIBOR Rate for such Interest Period plus 0.25%. Such rate of interest shall be determined for each Interest Period on the second London Business Day (as defined in the ISDA Definitions) preceding the relevant Reset Date (as defined below) (each, an "Interest Determination Date"). The "Three-Month LIBOR Rate" for an Interest Period means a rate equal to the Floating Rate (as defined in the ISDA Definitions) that would be determined by the LIBOR Calculation Agent (as defined below) under an interest rate swap transaction if the LIBOR Calculation Agent were acting as Calculation Agent (as defined in the ISDA Definitions) for that swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

  (i)the Floating Rate Option (as defined in the ISDA Definitions) is USD-LIBOR-BBA;

  (ii)the Designated Maturity (as defined in the ISDA Definitions) is three months; and

  (iii)the Reset Date (as defined in the ISDA Definitions) is the first day of that Interest Period.

  Interest payments for the Notes shall be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the Interest Payment Date or Maturity (as defined in the Senior Indenture), as the case may be. Interest is computed by dividing the actual number of days in the Interest Period by 360.

  "Business Day" means any day that is not a Saturday or Sunday, and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

  "Interest Period" means (i) the period from and including September 17, 1998, to, but excluding, the first Interest Payment Date, and (ii) each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date or at Maturity, as the case may be.

  "ISDA Definitions" means the 1991 ISDA Definitions, as amended and updated as of the date hereof, published by the International Swaps and Derivatives Association, Inc.

  "USD-LIBOR-BBA" means that the rate for a Reset Date will be the rate for deposits in U.S. Dollars for a period of the Designated Maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days (as defined in the ISDA Definitions) preceding that Reset Date. If such rate does not appear on the Telerate Page 3750, the rate for that Reset Date will be determined as if the parties had specified "USD-LIBOR-Reference Banks" as the applicable Floating Rate Option. "USD-LIBOR-Reference Banks" means that the rate for a Reset Date will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks (as defined in the ISDA Definitions) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding that Reset Date to prime banks in the London interbank market for a period of the Designated Maturity commencing on that Reset Date and in a Representative Amount (as defined in the ISDA Definitions). The LIBOR Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the LIBOR Calculation Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity commencing on that Reset Date and in a Representative Amount.

  Pursuant to the Notes, Bank of New York will be the initial "LIBOR Calculation Agent" with respect to the Notes. During the Floating Rate Period, the LIBOR Calculation Agent will notify the Company and the Senior Trustee of each determination of the interest rate applicable to the Notes promptly after such determination is made. The Senior Trustee will, upon the request of the holder of any Note, provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of determination made with respect to the most recent Interest Determination Date with respect to such Note. The Senior Trustee will not be responsible for determining the interest rate applicable to any Note.

CALL OPTION; PUT OPTION

  (i) Call Option. Pursuant to the Call Option granted to the Company under the terms of the Notes and assigned to the Callholder by the Company, the Callholder or its assignee has the right to purchase the Notes in whole but not in part on the Coupon Reset Date (the "Call Option"), at a price equal to 100% of the principal amount thereof (the "Call Price"), by giving notice to the Senior Trustee (the "Call Notice"). Interest accrued to, but excluding the Coupon Reset Date to be paid on such date, will be paid by the Company to the holders as of the most recent Record Date. The Call Notice shall be given to the Senior Trustee, in writing, no later than fifteen calendar days prior to the Coupon Reset Date. In the event of exercise of the Call Option, then (i) not later than 2:00 p.m., New York City time, on the Business Day prior to the Coupon Reset Date, the Callholder shall deliver the Call Price in immediately available funds to the Senior Trustee for payment of the Call Price on the Coupon Reset Date (provided, however, that if the Company is the assignee of the Call Option, the Company shall so deliver the Call Price in immediately available funds to the Senior Trustee for such payment on or prior to 12:00 noon, New York City time, on the Coupon Reset
Date) and (ii) the holders of the Notes shall be required to deliver, and will be deemed to have delivered, the Notes to the Callholder against payment therefor on the Coupon Reset Date through the facilities of the Depositary.

  If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the Call Price is subject to various conditions precedent including the following: that, since the date of the Call Notice (i) no Event of Default (as defined in the Senior Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default with respect to the Notes shall have occurred and be continuing; (ii) no Market Disruption Event (as defined below) shall have occurred; and (iii) at least three Dealers (as defined below) shall have provided timely Bids in the manner described under "Coupon Reset Process After the Floating Rate Period." No holder of Notes shall have any rights or claims against the Callholder as a result of the Callholder purchasing or not purchasing the Notes.

  If the Callholder gives the Call Notice, then, not later than the fourth Business Day following the notification date, the Company may irrevocably elect, by written notice to the Callholder and the Senior Trustee, to terminate the Coupon Reset Process, whereupon the Company will repurchase the entire principal amount of the Notes on the Coupon Reset Date at the Call Price plus accrued and unpaid interest, if any, on the Notes.

  (ii) Put Option. If the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the Call Price to the Senior Trustee not later than 2:00 p.m., New York City time, on the Business Day prior to the Coupon Reset Date, the Senior Trustee will be required for and on behalf of the holders of the Notes to exercise the option to put the Notes to the Company on the terms set out in the Notes (the "Put Option"). Upon exercise of the Put Option, the Company will be required to purchase all of the Notes on the Coupon Reset Date, at a purchase price equal to 100% of the entire principal amount thereof (the "Put Redemption Price"). If the Senior Trustee exercises the Put Option, the Company will deliver the Put Redemption Price to the Senior Trustee, together with the accrued and unpaid interest due on the Coupon Reset Date, by no later than 12:00 noon, New York City time, on the Coupon Reset Date and the holders of Notes will be required to deliver, and will be deemed to have delivered, the Notes to the Company against payment therefor on the Coupon Reset Date through the facilities of the Depositary. No holder of any Notes or any interest therein has the right to consent or object to the Senior Trustee's exercise of the Put Option.

COUPON RESET PROCESS AFTER THE FLOATING RATE PERIOD

  Pursuant to the Senior Indenture, Morgan Stanley & Co. Incorporated has been appointed the "Option Calculation Agent" for the Notes. If the Callholder has exercised the Call Option as set forth above under "Call Option," the Company and the Option Calculation Agent shall complete the following steps in order to determine the interest rate to be paid on the Notes from and including the Coupon Reset Date to the Final Maturity Date. The Company and the Option Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

  (a) The Company shall provide the Option Calculation Agent with a list (the "Dealer List"), no later than seven Business Days prior to the Coupon Reset Date, containing the names and addresses of five dealers, two of which shall be Warburg Dillon Read LLC and Morgan Stanley & Co. Incorporated, from which it desires the Option Calculation Agent to obtain the Bids (as defined below) for the purchase of the Notes.

  (b) Within one Business Day following receipt by the Option Calculation Agent of the Dealer List, the Option Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus

Supplement including the Prospectus attached hereto, (ii) a copy of the form of Notes and (iii) a written request that each Dealer submit a Bid to the Option Calculation Agent by 12:00 noon, New York City time (the "Bid Deadline") on the third Business Day prior to the Coupon Reset Date (the "Bid Date"). "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of all the Notes, settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the Notes ("Yield to Maturity"). Each Dealer shall be provided with (i) the name of the Company,
(ii) an estimate of the Purchase Price (which shall be stated as a U.S. Dollar amount and be calculated by the Option Calculation Agent in accordance with clause (c) below), (iii) the principal amount and maturity of the Notes and
(iv) the method by which interest will be calculated on the Notes.

  (c) The purchase price to be paid by any Dealer for the Notes (the "Purchase Price") shall be equal to (i) the principal amount of the Notes plus (ii) a premium (the "Notes Premium") which shall be equal to the excess, if any, of
(A) the discounted present value to the Coupon Reset Date of a bond with a maturity of the Final Maturity Date which has an interest rate of 4.92%, semi-annual interest payments on each March 17 and September 17, commencing March 17, 2002, and a principal amount of $150,000,000, and assuming a discount rate equal to the Treasury Rate, over (B) $150,000,000. "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run ten-year United States Treasury Security per Telerate page 500 at 11:00 a.m., New York City time, on the Bid Date (or such other date or time that may be agreed upon by the Company and the Option Calculation Agent) or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m., New York City time, on the Bid Date.

  (d) Following receipt of the Bids, the Option Calculation Agent shall provide written notice to the Company, setting forth (i) the names of each of the Dealers from whom the Option Calculation Agent received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to paragraph (c) above. Except as provided below, the Option Calculation Agent shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid") and calculate a rate of interest per annum (the "Coupon Reset Rate") that would amortize the Notes Premium fully over the remaining term of the Notes at the Yield to Maturity indicated by the Selected Bid, provided, however, that if the Option Calculation Agent has not received a Bid from a Dealer by the Bid Deadline, the Selected Bid shall be the lowest of all Bids received by such time and provided, further, that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and the Bid so selected shall be the Selected Bid).

  (e) Immediately after calculating the Coupon Reset Rate, the Option Calculation Agent shall provide written notice to the Company and the Senior Trustee, setting forth the Coupon Reset Rate. The Company shall establish the Coupon Reset Rate as the interest rate on the Notes effective from and including the Coupon Reset Date to but excluding the Final Maturity Date, by delivery to the Senior Trustee on or before the Coupon Reset Date of an Officers' Certificate as defined in, and in accordance with, the Senior Indenture. Effective from and including the Coupon Reset Date, the Interest Payment Dates on the Notes shall be March 17 and September 17 of each year or at Maturity, as the case may be, commencing March 17, 2002, and interest will be calculated based on a 360-day year consisting of twelve 30-day months.

  (f) The Callholder shall sell the Notes to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the Coupon Reset Date in immediately available funds.

  Notwithstanding the foregoing, if (a) the Company in its sole discretion determines that, since the date of the Call Notice, a Market Disruption Event shall have occurred, (b) the Option Calculation Agent determines that, since the date of the Call Notice, (i) an Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, with respect to the Notes shall have occurred and be continuing or (ii) Bids have not been received from at least three Dealers in a timely manner substantially as provided above, or (c) the Company shall not have received from counsel to the Company (which counsel may be an employee of the Company) on or prior to 2:00 p.m., New York City time, on the Business Day immediately preceding the Coupon Reset Date an opinion of counsel to the effect that, after giving effect to the

Coupon Reset Process (including the establishment of the Coupon Reset Rate as the new interest rate of the Notes), the Notes will be valid and legally binding obligations of the Company, the Call Option will automatically terminate, and the Senior Trustee will exercise the Put Option on behalf of the holders of the Notes. "Market Disruption Event" shall mean any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market, or U.S. federal wire system.

  The Notes provide that the Option Calculation Agent may resign at any time as Option Calculation Agent, such resignation to be effective ten Business Days after the delivery to the Company and the Senior Trustee of notice of such resignation. In such case, the Company may appoint a successor Option Calculation Agent.

  The Option Calculation Agent, in its individual capacity, may buy, sell, hold and deal in Notes and may exercise any vote or join in any action which any holder of Notes may be entitled to exercise or take as if it were not the Option Calculation Agent. The Option Calculation Agent, in its individual capacity, may also engage in any transaction with the Company as if it were not the Option Calculation Agent.

BOOK-ENTRY SYSTEM

  Upon issuance, each series of Notes will be represented by Global Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the depositary for the Notes (the "Depositary"). The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of the Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of a Note (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Notes is discontinued.

  To facilitate subsequent transfers, all Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  As long as the Notes are held by the Depositary or its nominee and the Depositary continues to make its same-day funds settlement system available to the Company, all payments of principal of and interest on the Notes will be made by the Company in immediately available funds to the Depositary. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Senior Trustee the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Senior Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Notes settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

  The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

  The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Senior Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Notes in exchange for all the Global Securities representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities and, in such event, will issue individual definitive Notes in exchange for all the Global Securities representing the Notes. Individual definitive Notes so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as the Depositary shall direct.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. Except where otherwise noted, this summary is addressed only to a holder of a Note that is an individual who is a citizen or resident of the United States, a United States domestic corporation or any other person that is subject to United States federal income tax on a net income basis in respect of its investment in the Notes (a "U.S. Holder") . This summary deals only with Notes acquired at their initial offering and held as capital assets (within the meaning of section 1221 of the Code) and does not purport to deal with persons in special tax situations, such as persons exempt from United States federal income tax, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, securities or commodities traders who elect to account for their investment on a mark-to-market basis, persons holding Notes as part of a hedged or integrated transaction (such as a "straddle" or conversion transaction), or persons whose functional currency is not the U.S. dollar.

  PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCE OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

U.S. HOLDERS OF NOTES

  Although there is no authority on point characterizing instruments such as the Notes, the Notes should be treated as variable rate debt instruments that mature on the Coupon Reset Date, and the Company and each holder, by its purchase of a Note, will agree to treat the Notes as such. Under this characterization, each U.S. Holder should include in income the interest paid or accrued on the Notes in accordance with the U.S. Holder's usual method of accounting. Upon the sale, exchange, redemption or other disposition by a holder of the Notes, the U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized from the disposition of the Notes (exclusive of amounts attributable to accrued interest, which will be taxable as such) and the U.S. Holder's adjusted tax basis in the Notes at that time. A U.S. Holder's adjusted tax basis in the Notes generally will equal the holder's purchase price for such Notes. Under recently enacted legislation, in the case of a U.S. Holder who is an individual and certain other non-corporate taxpayers, any capital gain recognized on the disposition of the Notes generally will be subject to United States federal income tax at a stated maximum rate of 20% if the U.S. Holder's holding period in the Notes was more than one year at the time of such sale, exchange, redemption or other disposition. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

  Notwithstanding the foregoing, the IRS or a court may conclude that the Notes should be treated as maturing on the Final Maturity Date rather than the Coupon Reset Date and that the issue price of the Notes should include the value of the Call Option. In the event the Notes were treated as maturing on the Final Maturity Date for United States federal income tax purposes, because of the Coupon Reset Process, the Notes would be treated as having contingent interest under the Code. In that event, under Treasury regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Company would be required to calculate an estimated yield at which the Company would issue a debt instrument with terms and conditions similar to the Notes (other than terms and conditions relating to the Coupon Reset Process), taking into account available hedges of the Notes. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of a Note at the beginning of each interest accrual period and the estimated yield of the Note. In general, for these purposes, a Note's adjusted issue price would equal the Note's issue price increased by the interest previously accrued on the Note, and reduced by all payments made on the Note. As a result of the application of the Contingent Payment Regulations, it is likely that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

  In addition, if the Notes were treated as contingent payment debt obligations, the character of any gain or loss from the sale or exchange of the Notes (including a sale pursuant to the mandatory tender on the Coupon Reset Date) by a U.S. Holder would differ from that discussed above. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss. Upon a sale of a Note (other than through exercise of the Call Option), the IRS could take the position that the gain or loss with respect to the Call Option and the gain or loss with respect to the Note must be separately determined, in which case any deemed loss with respect to the Call Option would be treated as a capital loss, and a corresponding amount of additional ordinary income would need to be recognized by the U.S. Holder with respect to the sale of the Note. In addition, if the Notes were considered to mature on the Final Maturity Date, it is possible that U.S. Holders of Notes also may be considered to have entered into a "straddle" for United States federal income tax purposes as a result of the Call Option, in which case a U.S. Holder's capital loss described in the preceding two sentences would be short-term capital loss and the U.S. Holder would be required to capitalize interest expense on certain indebtedness incurred to purchase or carry the Notes.

FOREIGN HOLDERS OF NOTES

  Interest paid to a holder that is not a United States person (as defined below) (a "Foreign Holder") generally will not be subject to the 30% withholding tax generally imposed with respect to U.S. source interest paid to such persons, provided that such holder is not engaged in a trade or business in the United States in connection with which it holds such Notes, does not bear certain relationships to the Company and fulfills certain certification requirements. Under such certification requirements, the holder must certify, under penalties of perjury, that it is not a "United States person" and is the beneficial owner of the Notes, and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), an estate the income of which is includible in gross income for United States federal income tax purposes, regardless of its source, or a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to substantial decisions.

  A Foreign Holder generally will not be subject to United States federal income tax with respect to any gain recognized upon the disposition of Notes unless (i) such gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the United States, (ii) in the case of an individual holder, such Foreign Holder is present in the United States for 183 days or more in the taxable year during which the disposition occurs and certain other conditions are met or (iii) the Notes are treated as subject to the Contingent Payment Regulations and the holder fails to satisfy the certification requirements of the preceding paragraph.

  If interest or other payments received by a Foreign Holder with respect to the Notes (including proceeds from the disposition of the Notes) are effectively connected with the conduct of a trade or business within the United States (or the Foreign Holder is otherwise subject to United States federal income taxation on a net income basis with respect to such Holder's ownership of the Notes), such Foreign Holder generally will be subject to the rules described above under "U.S. Holders of Notes" (subject to any modifications provided under an applicable income tax treaty).

BACKUP WITHHOLDING

  Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the certification procedures described above under "Foreign Holders of Notes" would establish an exemption from backup withholding for those Foreign Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. Holder status (and certain other conditions are met). Certification of the registered owner's non-U.S. Holder status normally would be made on an IRS Form W-8 under penalties of perjury.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

FINAL WITHHOLDING REGULATIONS

  The Treasury Department recently issued final Treasury regulations (the "Final Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The Final Regulations attempt to unify certification requirements and modify reliance standards. The Final Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Final Regulations.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Warburg Dillon Read LLC and Morgan Stanley & Co. Incorporated (together, the "Underwriters"), the Company has agreed to sell to the Underwriters and each of such Underwriters has severally agreed to purchase the principal amount of the Notes set forth opposite its name below:

                                                                    PRINCIPAL
      UNDERWRITER                                                AMOUNT OF NOTES
      -----------                                                ---------------
      Warburg Dillon Read LLC ..................................  $ 75,000,000
      Morgan Stanley & Co. Incorporated.........................    75,000,000
                                                                  ------------
          Total.................................................  $150,000,000
                                                                  ============

  The Underwriters propose to offer the Notes to the public from time to time for sale in negotiated transactions or otherwise at prices relating to prevailing market prices at the time of the sale. The Underwriters may effect such transactions by selling Notes to or through certain dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of Notes for whom they act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting compensation.

  The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at an time without notice.

  The Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment transactions involve syndicate sales in excess of the offering size creating a syndicate short position. Stabilizing transactions permit bids to purchase the Notes so long as the bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction. Such over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause prices of the Notes to be higher than they would otherwise be in the absence of such transactions. Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of business, the Underwriters and their affiliates have and may in the future engage in commercial and investment banking transactions with the Company and certain of its affiliates.

                                LEGAL OPINIONS

  The validity of the Notes offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS

                                $3,000,000,000

                       TRANSAMERICA FINANCE CORPORATION

                         DEBT SECURITIES AND WARRANTS

  Transamerica Finance Corporation (the "Company") from time to time may offer its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") and/or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities"; the Senior Securities and the Subordinated Securities being herein collectively referred to as "Debt Securities") and warrants to purchase Debt Securities ("Warrants") with an aggregate initial public offering price of up to $3,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"). The Debt Securities and Warrants may be offered in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Debt Securities and Warrants may be sold for U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index and the principal of and any interest on the Debt Securities may likewise be payable in U.S. Dollars, one or more foreign currencies or amounts determined by reference to an index.

  The Senior Securities will rank equally with all other unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of Debt Securities."

  The terms of the Debt Securities and any Warrants, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, terms for redemption at the option of the Company or the holder, for sinking fund payments, for payments of additional amounts or for exercising the Warrants, and the initial public offering price, will be set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

  The Debt Securities and Warrants may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Debt Securities and Warrants may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Debt Securities or Warrants, their names, the principal amount of Debt Securities or Warrants to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the applicable Prospectus Supplement will set forth a description of the Debt Securities for which the Warrants are exercisable and the offering price, if any, exercise price, duration, detachability and any other specific terms of the Warrants.

  The Debt Securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form will be offered only (1) to persons located outside the United States and (2) to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND EXCHANGE  COMMISSION OR ANY STATE  SECURITIES COMMISSION PASSED
    UPON THE ACCURACY  OR ADEQUACY OF THIS  PROSPECTUS. ANY REPRESENTATION
     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is April 5, 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois and 7 World Trade Center, Suite 1300, New York, New York; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. In addition, certain securities of the Company are listed on the New York Stock Exchange, and such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company's annual report on Form 10-K for the year ended December 31, 1994 filed by the Company with the Commission is incorporated by reference in this Prospectus.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Debt Securities and the Warrants offered hereby shall be deemed to be incorporated by reference in this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Edwin C. Summers, Senior Vice President, Secretary and General Counsel, Transamerica Finance Corporation, 1150 South Olive Street, Los Angeles, California 90015 (telephone: 213-742-4757).

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

  This Prospectus may not be used to consummate sales of Debt Securities or Warrants unless accompanied by a Prospectus Supplement.

                       TRANSAMERICA FINANCE CORPORATION

  Transamerica Finance Corporation (formerly Transamerica Finance Group, Inc.) is principally engaged in consumer lending, commercial lending and leasing operations. Unless the context indicates otherwise, the term "Company" as used herein refers to Transamerica Finance Corporation and its subsidiaries.

  The Company is a wholly owned subsidiary of Transamerica Corporation ("Transamerica"). Transamerica is a financial services organization which engages through its subsidiaries in consumer lending, commercial lending, leasing, life insurance, real estate services and asset management. In addition to activities conducted through the Company, Transamerica conducts, through other subsidiaries, certain of Transamerica's commercial lending (insurance finance) operations.

  The executive offices of the Company are located at Transamerica Center, 1150 South Olive Street, Los Angeles, California 90015 (telephone: 213-742-
4321).

  Because Transamerica Finance Corporation is a holding company, the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

                            APPLICATION OF PROCEEDS

  Except as otherwise described in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities and Warrants offered hereby and the exercise of Warrants will be applied to the reduction of short-term debt incurred to provide funds for use in the ordinary course of the Company's financing business. The Company anticipates that such proceeds will also be used from time to time (1) to provide funds needed in the ordinary course of its financing business, the amount and nature of which are dependent on several factors, including the volume of the Company's business, and (2) to pay maturing long-term debt.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges are computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. For purposes of computation of the ratios, earnings and fixed charges include those of the Company and all subsidiaries, and fixed charges consist of interest and debt expense, and one-third of rent expense (which approximates the interest factor) of such companies.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1990 1991 1992 1993 1994
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..................... 1.28 0.77 1.59 1.50 1.62

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Securities are to be issued under an Indenture dated as of April 1, 1991 (the "Senior Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture dated as of April 1, 1991 (the "Subordinated Indenture") between the Company and First Interstate Bank of California, formerly First Interstate Bank, Ltd., as Trustee (the "Subordinated Trustee"; together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures and, unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.

GENERAL

  Debt Securities and Warrants offered by this Prospectus will be limited to an aggregate initial public offering price of $3,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies (including
ECU). The Indentures provide that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. The Senior Securities will rank pari passu with other Senior Indebtedness of the Company. The Subordinated Securities will rank pari passu with other Subordinated Indebtedness of the Company and, together with such Subordinated Indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "Subordination-- Subordinated Securities."

  The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities offered thereby: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any Bearer Securities will be subject to any limitations on offering, sale and distribution, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates at which the Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;
(7) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below; (8) the person to whom any interest on any Registered Security will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below, and the manner in which any interest on any Bearer Security will be paid if other than in the manner described under "Payment and Paying Agents" below; (9) any mandatory or optional sinking fund or analogous provisions; (10) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described under "Form, Exchange, Registration and Transfer" below, the Debt Securities may be presented for registration of transfer or exchange; (11) the date, if any, after which and the price or prices at which the Debt Securities may be redeemed, in whole or in part at the option of the Company or the Holder, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (12) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (13) the currency or currencies of payment of principal of and any premium and interest on the Debt Securities; (14) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (15) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (16) the application, if any, of either or both of the defeasance or covenant defeasance sections of the Indenture as described below under "Defeasance and Covenant Defeasance" to the Debt Securities; (17) the Person who shall be the Security Registrar for Debt Securities issuable as Registered Securities, if other than the Trustee, the Person who shall be the initial Paying Agent and the Person who shall be the initial Common Depositary or the depositary, as the case may be; (18) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture; and (19) the terms of any Warrants offered together with such Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities of such series.

  Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amounts. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount will be set forth in a Prospectus Supplement relating thereto. Special United States tax considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the Debt Securities will be set forth in a Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, definitive Bearer Securities (other than Bearer Securities in global form) will have interest coupons attached. (Section 201) The Indenture also will provide that Bearer Securities of a series may be issuable in permanent global form. (Section 201) See "Permanent Global Securities." If Bearer

Securities are being offered, the applicable Prospectus Supplement will set forth various limitations on their offering, sale and distribution.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security other than a temporary global Bearer Security will bear a legend substantially to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Debt Security issued in global form) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless the Prospectus Supplement provides otherwise, the applicable Trustee will be the initial Security Registrar for the Debt Securities. (Sections 101 and 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

  The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and ending at the close of business on the day for such mailing and (B) if Debt Securities of the series are issuable as either Bearer Securities or Registered Securities, the earlier of the day of the first publication of the relevant notice of redemption or the mailing of the relevant notice of redemption and ending on the close of business on such earlier day; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the Holder, by a check or by transfer to an account maintained by the payee with a bank located outside the United States. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender outside the United States, to a Paying Agent, of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 1002)

  Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain
(i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the limited circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 1002)

  All moneys paid by the Company to a Paying Agent or held by the Company in trust for the payment of principal of and any premium or interest on any Debt Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to the Company and the Holder of such Debt Security or any coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 1003)

TEMPORARY GLOBAL SECURITIES

  If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement, but within a reasonable period of time, each such temporary global Security will be exchangeable for definitive Bearer Securities, definitive Registered

Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only under the circumstances set forth in the accompanying pricing supplement to such Prospectus Supplement. No definitive Bearer Security delivered in exchange for a portion of a temporary global Security shall be mailed or otherwise delivered to any location in the United States or its possessions in connection with such exchange. (Section 304) Any special restrictions on delivery of a Debt Security issued in permanent global form will be set forth in a Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

  If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the distribution procedures applicable to such securities in permanent global form (including any applicable certification requirements) and the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. (Section 305) A Person will, except with respect to payment of principal of and any premium and interest on such permanent global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security. (Section 203) Principal of and any premium and interest on a permanent global Security will be payable in the manner described in the applicable Prospectus Supplement.

SUBORDINATION

 General

  As used herein "Senior Indebtedness" means all Debt of the Company, except Subordinated Indebtedness and Junior Subordinated Indebtedness; "Debt" of the Company means all indebtedness representing money borrowed, which indebtedness is incurred or guaranteed by the Company; "Subordinated Indebtedness" means all Debt of the Company, other than Junior Subordinated Indebtedness, which is subordinate and junior in right with respect to the general assets of the Company to Senior Indebtedness; "Junior Subordinated Indebtedness" means all Debt of the Company which is subordinate and junior in right with respect to the general assets of the Company to all other Debt of the Company (including without limitation Senior Indebtedness and Subordinated Indebtedness).

 Subordinated Securities

  The payment of principal, premium, if any, and interest in respect of the Subordinated Securities is expressly subordinated in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness which may at any time and from time to time be outstanding. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof. (Subordinated Indenture Section 1501)

  The Subordinated Indenture also states that if an Event of Default with respect to the Subordinated Securities, other than those specified in the preceding paragraph, shall happen and be continuing, no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon, except at Stated Maturity (subject to the preceding paragraph) and except for current interest payments as provided in the Subordinated Securities or any related coupon, unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof. Further, in the event of any default in the payment of any Senior Indebtedness and during the continuance of any such default, the Subordinated Indenture states that no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon, except at Stated Maturity (subject to the preceding paragraph), and except for current interest payments as provided in the Subordinated Securities or any related coupon. (Subordinated Indenture
Section 1501)

  There are no restrictions in the Subordinated Indenture with respect to the creation of Senior Indebtedness. At December 31, 1994, Senior Indebtedness aggregated approximately $7.73 billion. The Company expects to make additional borrowings constituting Senior Indebtedness from time to time.

CERTAIN COVENANTS OF THE COMPANY WITH RESPECT TO SENIOR SECURITIES

 Limitations on Liens

  The Senior Indenture provides that neither the Company nor any Subsidiary will create, incur or assume any mortgage, pledge, lien, charge or other security interest on any of the assets of the Company or of any Subsidiary (except to secure Debt to the Company or a Subsidiary) without making effective provision whereby the Senior Securities shall be equally and ratably secured except: (i) such security interests on assets of the Company or any Subsidiary existing at the date of the Senior Indenture and renewals thereof;
(ii) certain purchase money liens, liens on real property and any improvements thereon constructed in whole or in part by or for the Company or any Subsidiary to secure the cost of such construction improvements made after the date of the Senior Indenture, existing security interests on after-acquired assets, and renewals thereof; (iii) certain security interests affecting property of a corporation existing at the time it first becomes a Subsidiary, and renewals thereof; (iv) certain security interests in connection with taxes or legal proceedings or created in the ordinary course of business and not in connection with the borrowing of money; (v) certain security interests in connection with government and certain other contracts; and (vi) certain security interests on property and assets in connection with any arrangement involving the transfer of such property or assets where the transfer is accounted for as a sale under generally accepted accounting principles. In the case of clause (ii) above, the principal amount secured by any of such security interests may not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property subject to such security interests and, in the case of clause (iii) above, the principal amount secured by any of such security interests may not exceed the lesser of the book value or fair value (as determined by the Board of Directors) of the property subject to such security interest. (Senior Indenture Section 1007)

 Limitations on Mergers

  The Senior Indenture provides that if any merger or consolidation of the Company with or into any other corporation or any conveyance or transfer to any person of all or substantially all of the property or assets of the Company would subject any of the property or assets of the Company owned immediately prior to such consolidation, merger, conveyance or transfer to any mortgage, pledge, lien, charge or other security interest, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the Senior Securities, equally and ratably with any other Debt of the Company then entitled to be so secured, by a direct lien on all such property or assets equal to and ratable with all liens other than any theretofore existing thereon. (Senior Indenture Section 803)

ABSENCE OF OTHER RESTRICTIVE COVENANTS AND EVENT RISK PROVISIONS

  The Indentures do not contain any provision which will restrict the Company in any way from paying dividends or making other distribution on its capital stock or purchasing or redeeming any of its capital stock, or from incurring, assuming or becoming liable upon Senior Indebtedness or Subordinated Indebtedness or any other type of debt or other obligations. The Indentures do not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Subordinated Indenture does not restrict the Company from creating liens on its property for any purpose. In addition, the Indentures do not contain any provisions which would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Securities under the Indentures, may consolidate with or merge into, or convey or transfer its assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction no Event of Default and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

  Each Indenture defines an Event of Default with respect to any series of Debt Securities thereunder as being any of the following events and such other events as may be established for the Debt Securities of such series: (i) default for 30 days in any payment of interest on the Debt Securities of such series; (ii) default with respect to Debt Securities of such series in any payment of principal or premium, if any, when due; (iii) default in the payment of any sinking fund installment with respect to the Debt Securities of such series when due; (iv) default in performance of any other covenant in the Indenture for 60 days after written notice to the Company by the Trustee or the Holders of at least 15% in principal amount of the Debt Securities of such series then Outstanding; (v) failure by the Company or any Subsidiary to pay any Debt in an amount exceeding $10,000,000 at maturity; (vi) acceleration of any Debt of the Company or any Subsidiary in an amount exceeding $10,000,000 under the terms of the instrument under which such Debt is or may be outstanding, if such acceleration is not annulled within 30 days after notice to the Company by the Trustee or the Holders of at least 15% in principal amount of the Debt Securities of such series then Outstanding; or (vii) certain events of bankruptcy, insolvency, receivership or reorganization. (Section 501) The Company will be required to file with the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. (Section 704)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Outstanding Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Outstanding Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the applicable Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holder shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

MEETINGS, MODIFICATION AND WAIVER

  Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security or related coupon, (b) reduce the principal amount of, or premium or interest on, any Debt Security or related coupon or any premium payable upon the redemption thereof, (c) change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, (j) with respect to each of the Subordinated and Junior Subordinated Indentures, modify the terms relating to subordination in a manner adverse to the Holders of Debt Securities issued under that Indenture, (k) adversely affect the right of repayment, if any, of the Debt Securities at the option of the Holders thereof, or (l) modify any of the above provisions. (Section 902)

  The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Senior Indenture Section 1009 and Subordinated Indenture Section
1008) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default and its consequences under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Debt Security or coupon of such series, and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series or coupon affected. (Section 513)

  Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities or the number of votes entitled to be cast by the Holder of any Debt Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

  Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum (as described below) is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, any resolution with respect to any consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting duly convened at which a quorum is present only by the affirmative vote of the Holders of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1304)

DEFEASANCE AND COVENANT DEFEASANCE

  Each Indenture provides, unless the Company elects otherwise pursuant to
Section 301 of the Indenture with respect to the Debt Securities of any series, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 1006, 1007 and 1008 of the Senior Indenture and Sections 1006 and 1007 of the Subordinated Indenture ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and, in the case of Bearer Securities, there will be no adverse federal tax consequences to the Holders of such Bearer Securities as a result of such defeasance or covenant defeasance. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In the case of covenant defeasance, such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Fourteen)

NOTICES

  Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

TITLE

  Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

  Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security, coupon or coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

CONCERNING THE TRUSTEES

  Harris Trust and Savings Bank, the Senior Trustee under the Senior Indenture, has stand-by credit facilities with the Company in the amount of $80,000,000, the borrowings under which would rank on a parity with the Senior Securities. The Company also maintains a deposit account and conducts other transactions with the Senior Trustee. The Senior Trustee is also the trustee under the Company's Indenture dated as of July 1, 1982 and the Company's Indenture dated as of November 1, 1987 pursuant to each of which the Company has outstanding Senior Indebtedness.

  First Interstate Bank of California, formerly First Interstate Bank, Ltd., the Subordinated Trustee under the Subordinated Indenture, has stand-by credit facilities with the Company in the amount of $95,000,000, the borrowings under which would be senior to the Subordinated Securities. The Company also maintains a deposit account and conducts other transactions with the Subordinated Trustee. The Subordinated Trustee is also the successor trustee under the Company's Indenture dated as of September 1, 1984 pursuant to which the Company has outstanding Subordinated Indebtedness.

  The Senior Trustee or the Subordinated Trustee may from time to time make loans to the Company and perform other services for the Company in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

  The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

  Warrants may be offered independently or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to such series of Warrants. The Warrant Agent will act solely as the agent of the Company in connection with the certificates for the Warrants (the "Warrant Certificates") of such series and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates, are filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants including, where applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) federal income tax consequences; and (ix) any other terms of such Warrants.

  Warrant Certificates of each series will be in registered form and will be exchangeable at the option of the holder thereof for Warrant Certificates of such series of like tenor representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates of each series will be transferable upon surrender without service charge, subject to the payment of any taxes or other governmental charges due in respect of a transfer, and will be exchangeable and transferable at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating to such series of Warrants. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the series of Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the series of Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) at any time prior to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void.

  Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the amount required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of such Warrant Certificate. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities and the Warrants separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Debt Securities and the Warrants may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities and the Warrants offered thereby.

  In connection with the sale of the Debt Securities and the Warrants, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Debt Securities and the Warrants for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the Debt Securities and the Warrants may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the Debt Securities and the Warrants received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, Debt Securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Debt Securities.

  All Debt Securities and Warrants will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities or Warrants are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                LEGAL OPINIONS

  The validity of the Debt Securities and Warrants is being passed upon for the Company by Orrick, Herrington & Sutcliffe, San Francisco.

                                    EXPERTS

  The consolidated financial statements of Transamerica Finance Corporation and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SE-CURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Transamerica Finance Corporation...........................................  S-2
Summary of Consolidated Financial Information..............................  S-3
Use of Proceeds............................................................  S-4
Description of the Notes...................................................  S-4
Certain United States Federal Income Tax Consequences...................... S-10
Underwriting............................................................... S-13
Legal Opinions............................................................. S-13

                                  PROSPECTUS

Available Information......................................................    2
Information Incorporated by Reference......................................    2
Transamerica Finance Corporation...........................................    2
Application of Proceeds....................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    3
Description of Warrants....................................................   12
Plan of Distribution.......................................................   14
Legal Opinions.............................................................   14
Experts....................................................................   14

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                                 Transamerica
                                    Finance
                                  Corporation

                                 $150,000,000

                         Putable/Callable Senior Notes
                            due September 17, 2011
                               Putable/Callable
                              September 17, 2001

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                   [LOGO OF TRANSAMERICA FINANCE CORPORATION (SM)]

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                             PROSPECTUS SUPPLEMENT
                              September 10, 1998
                  (Including Prospectus dated April 5, 1995)

                            WARBURG DILLON READ LLC

                          MORGAN STANLEY DEAN WITTER


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